UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2007

SENIOR HOUSING PROPERTIES TRUST

Maryland	001-15319	04-3445278
(State of organization)	(Commission file number)	(I.R.S. Employer Identification Number)

400 Centre Street, Newton, Massachusetts 02458

617-796-8350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Housing Properties Trust, or the Company, has announced that John R. Hoadley, the Treasurer and Chief Financial Officer of the Company, submitted his resignation from the Company, effective March 15, 2007, and that Richard A. Doyle, Jr. has been elected by the Company’s board of trustees as Treasurer and Chief Financial Officer of the Company, effective March 15, 2007.

Mr. Doyle, age 38, has been employed in senior finance and accounting positions by Reit Management & Research LLC, or RMR, and its affiliates since 2005. Prior to that, he was employed by Sun Life Financial in positions involving finance and accounting for 10 years. Mr. Doyle also has an MBA and is a certified public accountant.

The Company does not have any employees. Services which otherwise would be provided by employees are provided by RMR. Except with respect to incentive share awards, the Company has not paid and has no current plans to pay compensation to its executive officers, including Mr. Doyle.

Mr. Hoadley is resigning to assume the positions of Executive Vice President, Chief Financial Officer and Treasurer at TravelCenters of America LLC, or TA. Both the Company and TA have contractual management agreements with RMR. For more information with respect to the Company’s relationships with RMR, please see the information set forth under “Related Person Transactions” in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

In connection with Mr. Doyle’s election, the Company expects to enter into its standard indemnification agreement with Mr. Doyle. The indemnification agreement will be identical in all material respects to the Company’s previously filed Representative Indemnification Agreement, dated March 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENIOR HOUSING PROPERTIES TRUST By: /s/ David J. Hegarty
David J. Hegarty President and Chief Operating Officer

Date: March 2, 2007